Exhibit 99.1

SureWest Communications Reports Fourth Quarter and Full Year 2003 Results

    ROSEVILLE, Calif.--(BUSINESS WIRE)--March 29, 2004--Integrated communications provider SureWest Communications (Nasdaq:SURW) announced operating results today for the quarter and year ended
December 31, 2003.

    -- Operating revenues increased to $195.3 million in 2003, up from $186.0 million in 2002

    -- Combined Broadband and Wireless segment annual operating revenues increased $20.1 million, up 56% over 2002

    -- A non-operating loss, continuing costs of expanding service, and other adjustments resulted in 4th quarter net loss of $4.2 million; net income of $645 thousand in 2003, compared to $11.2 million in 2002

    --  Triple-play voice-video-data connections up 92% in 2003

    --  Triple-play unique subscribers up 96%

    -- DSL subscribers up by almost 27% year-over-year, residential DSL penetration exceeds 21%

    --  IP Video launched in ILEC territory

    Revenues for the fourth quarter of 2003 were $48.7 million, which compares to revenues of $47.8 million in the fourth quarter of 2002. Net loss in the quarter totaled $4.2 million, or a loss of $0.29 per share, compared to net income of $85 thousand or $0.01 per share, in the fourth quarter of 2002. Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) were $11.3 million in the fourth quarter of 2003, compared to $12.2 million in the fourth quarter of 2002.
    Several items negatively impacted fourth quarter 2003 results, including the $1.8 million non-operating loss resulting from the improper funds transfer previously reported by the company in connection with its corporate treasury investigation, which is discussed in more detail below. The implementation of a new Enterprise Resource Planning (ERP) software system assisted in the identification of costs associated with property, plant and equipment related to prior financial periods, which necessitated the recording of adjustments to the consolidated financial statements. The aggregate effect of the non-operating loss and the prior period adjustments increased the company's fourth quarter 2003 net loss.
    SureWest reported record full-year operating revenues in 2003 of $195.3 million, which compares to $186.0 million in 2002. Revenue growth primarily resulted from strength in Broadband and Wireless revenues. Net income for the full year was $645 thousand, or $0.04 per share, compared to $11.2 million or $0.76 per share in 2002.
    Full-year 2003 consolidated income from operations declined to $7.7 million from $15.7 million a year ago as costs of service and general and administrative expenses reflected the effects of rapid growth. Depreciation and amortization expenses also grew, reflecting a $77.9 million increase in total plant in service during 2003. Operating earnings before interest, taxes, depreciation and amortization were $60.2 million in 2003, compared to $60.8 million in 2002.
    "In the fourth quarter, SureWest continued to advance its strategy to build long-term value by offering an expanding customer base more state-of-the-art bundled services," said Brian Strom, President and Chief Executive Officer. "We executed on our strategy and achieved milestones, such as an initial launch of IPTV, or video over DSL, in our traditional telephone territory and continue to deliver Wireless and Broadband revenue and customer growth." Strom added, "We've encountered some unusual challenges recently, most prominently the corporate treasury misappropriation and the efforts to restore our company's funds. The Audit Committee's special investigation and 2003 year-end audit revealed certain material weaknesses in our internal controls. Our Board of Directors is giving these issues its highest priority, and has already implemented a number of changes in our procedures and identified a series of additional actions for deliberation and action." Additional discussion regarding the corporate treasury investigation and related matters, including internal control issues, is found below the segment information.

    Segment summary

    Telecom segment revenues, comprised primarily of local service, network access, directory and long distance services, decreased to $138.9 million in 2003 from $149.7 million in 2002, reflecting a $5.1 million change in 2002 to estimated shareable earnings obligations, which benefited 2002 revenues, a reduction to network access revenues resulting from SureWest Telephone's wholesaling arrangement for DSL service, and competition from wireless and Internet alternatives. Wireless segment revenues increased to $27.1 million from $23.2 million, reflecting a 15 percent increase in total subscribers. For the full year, Broadband segment revenues, which include "triple-play" voice, video and high-speed data, Internet, digital subscriber line
(DSL) and business broadband services increased to $29.3 million versus $13.1 million in 2002.

    Highlights

    -- Residential broadband penetration of marketable homes passed reached 26.0 percent in 2003, an increase of nearly 23 percent from year-ago levels. In addition, the number of marketable homes increased more than 60 percent to 42,675. Triple-play unique subscribers increased over 96 percent to 11,084, while individual connections -- voice, video and data counted separately -- increased by nearly 92 percent in 2003 to 25,469.

    -- DSL subscribers in SureWest's incumbent local exchange (ILEC) territory increased by almost 27 percent to 19,805, representing nearly 15 percent of total ILEC access lines. More than 21 percent of households in SureWest's service area now subscribe to DSL service.

    --  Wireless revenues and subscribers increased 16.9 percent and
        15.5 percent, respectively, in 2003, compared to 2002 levels, as SureWest's quality service and coverage, affordable flat-rate plans and service area expansion continued to attract customers in its target market segments.

    -- ILEC access lines decreased less than one percent from 2002 levels to 136,365 at the end of 2003, primarily reflecting a decrease of 1,877 secondary access lines during 2003. An increase of more than 4,100 DSL lines in service in 2003 more than offset the secondary line decrease.

    Consolidated capital expenditures totaled $76.1 million in 2003, compared to $44.4 million in 2002 (excluding the cost of acquired triple-play assets). Capital expenditures for 2004 are expected to approximate $83 million, including approximately $50 million for residential broadband (triple-play) services. Cash and equivalents at December 31, 2003, were $39.0 million. Cash flows from operating activities in 2003 totaled $73.0 million, compared to $46.3 million in 2002. The change primarily reflects higher accrued liabilities and increased depreciation. Long-term debt excluding the current portion at December 31, 2003, totaled $92.7 million.
    SureWest paid $14.5 million in dividends in 2003, representing a quarterly payment of $0.25 per share and annual payments of $1.00 per share.

    Corporate Treasury Investigation and Related Matters, Including Internal Controls

    As previously reported, in January 2004, the Audit Committee of the Board of Directors launched a formal investigation, and retained independent legal counsel to conduct the investigation with the assistance of forensic accountants. The investigation resulted from a preliminary investigation by company management, triggered by the abrupt resignation in December 2003 of an employee in the company's Corporate Finance Group, indicating irregularities by the former employee in the company's cash management and investment functions, and violations of the company's investment policies. At the time of the commencement of the special investigation, approximately $2 million of company funds were outstanding without proper documentation, and such funds remain outstanding, and have been reflected as a non-operating loss in the company's 2003 financial statements.
    The Audit Committee of the Board of Directors was advised by independent legal counsel that:

    -- All of the unauthorized transactions occurred in 2003 and remained undetected until December 2003;

    -- The unauthorized transactions were actively concealed by the company's former employee in the company's books and records; and

    -- Independent legal counsel did not uncover any other similar transactions or any evidence that any other company employees intentionally participated in the unauthorized transactions.

    The independent legal counsel further reported to the Audit Committee, (i) its view that existing company control procedures prior to the discovery of the unauthorized transactions were either circumvented or ignored, and the control procedures existing at the time of the unauthorized transactions were not adequate, and (ii) the company, subsequent to the discovery of the unauthorized transactions, had developed and implemented a number of key internal controls. In addition, the independent legal counsel provided additional control recommendations to the Audit Committee for review and consideration.
    In connection with the audit of the company's consolidated financial statements for the year ended December 31, 2003, Ernst & Young LLP, the Company's independent auditors, advised the company that it had concluded that material weaknesses in the company's internal control existed, including with respect to certain of the issues identified as a result of the Audit Committee's special investigation. The company has performed substantial additional procedures designed to ensure that the internal control deficiencies did not lead to material misstatements in its consolidated financial statements, notwithstanding the presence of the noted internal control weaknesses.
    Both before and after December 31, 2003, the company instituted additional processes and procedures to improve internal control over financial reporting. Subsequent to the discovery of the unauthorized wire transactions in 2003, the company implemented a number of internal controls with respect to banking and investment controls.
    The Audit Committee has made a number of additional recommendations to the company's Board of Directors for further review and consideration, which the company believes will be formally acted upon beginning early in the second quarter of 2004, and thereafter. Such initiatives relate to:

    -- An assessment to be conducted with respect to the company's Corporate Finance Group, which encompasses the company's accounting and finance personnel, including specifically relating to the number of personnel, and the collective mix and technical skills of such personnel, and the addition of new personnel if necessary;

    -- An internal audit process, with tasks to be performed either by company personnel or a third party, with reporting duties to the Chairman of the company's Audit Committee;

    -- A more significant effort devoted to internal controls training for all affected personnel, and an increased emphasis on the completion of internal controls policies and procedures documentation, including as required by Section 404 of the Sarbanes-Oxley Act of 2002 (including the possible retention of a third-party to assist in performing internal control reviews of all of the company's accounting systems, and to assist in expediting the completion of the internal controls documentation); and

    -- The preparation and implementation of a formal accounting policies and procedures manual or electronic database to serve as a reference tool for company personnel and to establish uniformity and consistency throughout the company.

    The company has previously taken actions that it believes have improved internal controls, including:

    -- The establishment of a Disclosure Committee comprised of Management personnel and senior representatives of the company's Corporate Finance Group, which undertakes reviews prior to significant filings with the Securities and Exchange Commission;

    -- The modification of written ethics and compliance materials provided to company employees, and the formal adoption of a Code of Ethics and Business Conduct, and the related establishment of confidential procedures which permit company employees to communicate anonymously in the event of suspected violations of laws or company standards (together with upcoming mandatory classes in 2004 for all company employees to review the Code of Ethics and Business Conduct); and

    -- The implementation in 2003 of new enterprise resource planning and accounting software, which likely assisted in identifying certain of the accounting deficiencies noted above relating to property, plant and equipment. (The company in 2004 also anticipates improving modules in its new software and undertaking revised physical verification and other procedures to improve its accounting for property, plant and equipment).

    The company has filed an insurance claim to recover the missing funds and filed a civil lawsuit seeking to recover $2 million and other costs from five individuals and a private company allegedly associated with the fraudulent scheme to illegally transfer the company's funds to outside accounts. The company will recognize a recovery of funds in future periods to the extent of its insurance and litigation recoveries.
    The company has engaged in informal discussions with the Securities and Exchange Commission, which has been in possession of certain background information regarding the facts and circumstances of the unauthorized funds transfers. The Company has provided supplemental information to the Securities and Exchange Commission regarding the results of the investigation, including with respect to the report by independent legal counsel to the Audit Committee, and anticipates it will be providing additional information in response to further requests.

    Non-GAAP Financial Measures

    Operating EBITDA as defined above, is not a generally accepted accounting principle (GAAP) financial measure, and should be considered in addition to, and not as a substitute for or superior to, either net income determined in accordance with GAAP as an indicator of financial performance, nor cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. SureWest believes that operating EBITDA is an appropriate measure because it permits greater comparability of the company's financial results against historical results and it is useful, particularly in the telecommunications sector, in helping investors assess the results of the company's operations. Management uses operating EBITDA as an important indicator for planning and forecasting in future periods. A reconciliation of operating EBITDA to net income, the most directly comparable GAAP measure, is provided in the table entitled "Operating EBITDA Reconciliation to Net Income."

    Conference call and Webcast

    SureWest Communications will provide details about its results and business strategy, including the development of its emerging services on a conference call on Monday, March 29, 2004 at 11:00 AM Eastern Standard Time. A simultaneous live webcast of the call will be available at http://www.surewest.com/investor and will be archived shortly after the conclusion of the call for replay through the fourth quarter of 2003. Additionally, a telephone replay of the call will be available through Sunday, April 4, 2004, by calling 1-888-286-8010 and entering passcode 96733377.

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the Company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.


                       SUREWEST COMMUNICATIONS
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)
           (Amounts in thousands, except per share amounts)

                                              Year     Year     Year
                                             Ended    Ended    Ended
                                            December December December
                                               31,      31,      31,
                                              2003     2002     2001
                                            -------- -------- --------
Operating Revenues:
  Local service                             $63,363  $66,283  $63,816
  Network access service                     51,286   58,426   49,030
  Directory advertising                      15,087   14,824   14,237
  Long distance service                       5,098    5,368    5,830
  Wireless service                           27,146   23,225   16,056
  Internet service                           15,984    7,578    3,722
  Residential broadband service               9,586    3,052        -
  Business broadband service                  3,697    2,421      927
  Other                                       4,090    4,778    9,867
                                            -------- -------- --------
    Total operating revenues                195,337  185,955  163,485

Operating expenses:
  Cost of services and products              66,890   61,220   53,075
  Customer operations and selling            34,094   34,271   32,852
  General and administrative                 34,136   29,648   24,954
  Depreciation and amortization              52,470   45,126   39,841
                                            -------- -------- --------
    Total operating expenses                187,590  170,265  150,722
                                            -------- -------- --------
Income from operations                        7,747   15,690   12,763

Other income (expense)
  Interest income                               306      739    4,803
  Interest expense                           (4,247)  (1,876)  (1,314)
  Gain on sale of alarm monitoring assets         -    4,435        -
  Corporate treasury loss                    (1,828)       -        -
  Other, net                                   (311)    (313)     934
                                            -------- -------- --------
    Total other income (expense), net        (6,080)   2,985    4,423
                                            -------- -------- --------
Income before income taxes                    1,667   18,675   17,186
Income taxes                                  1,022    7,426    6,869
                                            -------- -------- --------
Net income                                  $   645  $11,249  $10,317
                                            ======== ======== ========

Basic and diluted earnings per share (1)    $  0.04  $  0.76  $  0.67
                                            ======== ======== ========

Cash dividends per share (2)                $  1.00  $  1.00  $  1.00
                                            ======== ======== ========

Shares of common stock used to calculate
 earnings per share                          14,522   14,728   15,326
                                            ======== ======== ========

(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares outstanding, excluding unvested restricted common shares. Shares used in the computation of diluted earnings per share are based on the weighted average number of common and other potentially dilutive securities outstanding in each period.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.


                       SUREWEST COMMUNICATIONS
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
                        (Amounts in thousands)

                                             December 31, December 31,
                                                2003         2002
                                             ------------ ------------
ASSETS
 Current assets:
   Cash and cash equivalents                    $ 39,008     $ 20,385
   Short-term investments                          2,699            -
   Accounts receivable, net                       18,846       19,747
   Refundable income tax                               -        6,868
   Deferred income tax asset                         209            -
   Inventories                                     5,537        3,651
   Deferred directory costs                        5,320        3,657
   Prepaid expenses and other current assets       3,440        2,102
                                             ------------ ------------
     Total current assets                         75,059       56,410

 Property, plant and equipment, net
   In service                                    631,633      553,744
   Under construction                             15,107       22,835
                                             ------------ ------------
                                                 646,740      576,579
 Less Accumulated depreciation                   303,773      255,320
                                             ------------ ------------
                                                 342,967      321,259
 Intangible and other assets:
   Wireless licenses, net                         13,566       13,566
   Goodwill                                        2,171        2,171
   Intangible asset relating to pension plans        125        1,507
   Intangible asset relating to favorable
    operating leases, net                            649        1,260
   Deferred charges and other assets                 672          343
                                             ------------ ------------
                                                  17,183       18,847
                                             ------------ ------------
                                                $435,209     $396,516
                                             ============ ============


LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
   Current portion of long-term debt            $  3,779     $  5,920
   Current portion of capital lease
    obligations                                      347          309
   Accounts payable                                2,206          605
   Accrued liabilities                            14,727        6,085
   Estimated shareable earnings obligations       13,389        9,350
   Advance billings and deferred revenues          9,882        7,919
   Accrued income taxes                            1,908            -
   Accrued pension benefits                            -        5,613
   Accrued compensation                            4,860        4,902
                                             ------------ ------------
     Total current liabilities                    51,098       40,703

   Short-term borrowings refinanced on a
    long-term basis                                    -       15,000
   Long-term debt                                 92,870       36,645
   Long-term capital lease obligations               265          607
   Deferred income taxes                          25,946       26,552
   Other liabilities and deferred revenues         7,502        8,004
   Commitments and contingencies

 Shareholders' equity:
   Common stock, without par value; 200,000
    shares authorized, 14,578 and 14,529
    shares issued and outstanding at December
    31, 2003 and 2002 respectively               160,911      158,567
   Deferred stock-based compensation              (1,419)        (116)
   Accumulated other comprehensive loss             (261)      (1,637)
   Retained earnings                              98,297      112,191
                                             ------------ ------------
     Total shareholders' equity                  257,528      269,005
                                             ------------ ------------
                                                $435,209     $396,516
                                             ============ ============


            OPERATING EBITDA RECONCILIATION TO NET INCOME
                             (Unaudited)
                        (Amounts in thousands)

                                   Quarter Ended December 31, 2003
                                Telecom  Broadband Wireless   Consol

Net income/(loss)                 3,969    (3,115)   (5,098)   (4,244)

Add back : Income Taxes           3,667    (2,139)   (3,917)   (2,389)

Less : Other Income/(Expense)    (1,714)     (701)     (817)   (3,232)

Add back : Depreciation &
 Amortization                     7,996     1,546     5,146    14,688

                               ---------------------------------------

Operating EBITDA (1)             17,346    (3,007)   (3,052)   11,287
                               =======================================

                                   Quarter Ended December 31, 2002
                                Telecom  Broadband Wireless   Consol

Net income/(loss)                 6,391    (2,864)   (3,442)       85

Add back : Income Taxes           4,124    (1,933)   (2,254)      (63)

Less : Other Income/(Expense)      (406)      (83)       23      (466)

Add back : Depreciation &
 Amortization                     7,525       469     3,716    11,710

                               ---------------------------------------

Operating EBITDA (1)             18,446    (4,245)   (2,003)   12,198
                               =======================================

(1) Operating EBITDA represents net income excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.


                      SELECTED OPERATING METRICS

                                     As of and for the quarter
                                               ended
                                     December 31, December 31,  Pct
                                        2003         2002      Change
                                     ---------------------------------
TELECOM
ILEC access lines                        136,365      137,240    -0.6%
ILEC voice-grade equivalents             454,000      430,200     5.5%
ILEC fiber strand miles                   32,200       30,800     4.5%
Long distance lines                       42,911       39,654     8.2%
Long distance penetration                   31.5%        28.9%    9.0%

WIRELESS
Subscribers                               46,724       40,454    15.5%
Average subscribers                       45,644       39,031    16.9%
POPs                                   3,300,000    3,300,000       -
POPs covered                           2,756,100    2,699,200     2.1%
Net contract additions                     2,158        2,533   -14.8%
Net non-contract additions                  -609          -23     n/m
Contract churn (1)                           3.0%         3.5%   14.3%
ARPU (2)                                  $46.84       $48.29    -3.0%

BROADBAND
CLEC voice-grade equivalents             140,200       98,600    42.2%
CLEC fiber strand miles                   23,600       23,500     0.4%
DSL subscribers                           19,805       15,650    26.5%
ISP and custom data subscribers           23,400       20,000    17.0%

Triple play homes passed                  63,600       43,000    47.9%
Triple play marketable homes              42,700       26,600    60.5%
Triple play subscribers                   11,084        5,646    96.3%
Revenue-generating units (RGUs) (3)       25,469       13,271    91.9%
Marketable homes penetration                26.0%        21.2%   22.6%
Triple play ARPU (4)                      $94.99      $104.20    -8.8%
Triple play churn                           1.49%        1.52%   1.97%

(1) Monthly turnover in contract customers.

(2) Wireless average monthly revenue per subscriber is monthly revenue excluding equipment and insurance revenues.

(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data customers, not counting additional units.

(4) Average revenue per user per month.

    CONTACT: SureWest Communications
             Tim Quast, 916-786-1799
             t.quast@surewest.com